As filed with the Securities and Exchange Commission on October 29, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUMANA INC.

(Exact name of registrant as specified in its charter)

Delaware	61-0647538
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 West Main Street

Louisville, Kentucky 40202

(502) 580-1000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Humana Retirement and Savings Plan

Humana Puerto Rico 1165(e) Retirement Plan

(Full title of the plan)

Christopher M. Todoroff

Senior Vice President and General Counsel

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

(502) 580-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.16- 2/3 per share (“Common Stock”)	7,000,000 shares (3)	$37.06	$259,420,000	$14,476
Common Stock	1,000,000 shares (4)	$37.06	$37,060,000	$2,068
Total	8,000,000 shares	37.06	296,480,000	16,544

(1)	Includes an indeterminate number of shares of Common Stock that may be issued in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no registration fee is required with respect to the interests in the plans.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based upon the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange Composite Tape on October 28, 2009.
(3)	The number of shares of Common Stock registered in respect of the Humana Retirement and Savings Plan.
(4)	The number of shares of Common Stock registered in respect of the Humana Puerto Rico 1165(e) Retirement Plan.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 8,000,000 shares of the Registrant’s Common Stock which may be offered pursuant to the Humana Retirement and Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan (the “Plans”).

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “the Company” and “the Registrant” shall mean Humana Inc., a Delaware corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows the Registrant to “incorporate by reference” information into this Registration Statement, which means that the Registrant can disclose important information to the SEC by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that the Registrant files with the SEC will automatically update this Registration Statement. The Registrant incorporates by reference the documents listed below:

(a)	The Registrant’s Annual Report filed on Form 10-K for the year ended December 31, 2008, filed on February 20, 2009, which contains the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2008.

(b)	The Registrant’s Quarterly Reports on Form 10-Q filed on April 27, 2009 and August 3, 2009 for the periods ended March 31, 2009 and June 30, 2009, respectively.

(c)	The Registrant’s Current Reports on Form 8-K filed on January 22, 2009, March 3, 2009, April 7, 2009, June 30, 2009 and October 29, 2009.

(d)

The description of the Registrant’s common stock, par value $0.16- 2/3 per share, contained in the Registrant’s Registration Statement on Form 8-A Amended and Restated February 14, 1996 and as Amended on May 27, 1998 and March 1, 1999.

In addition, any future filings made by the Registrant with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock being offered by this Registration Statement will be passed upon for the Registrant by Kathleen Pellegrino, Vice President and Deputy General Counsel of the Registrant. As of October 1, 2009, Ms. Pellegrino owned 14,566 shares of Common Stock, has the equivalent of 611 shares of Common Stock in the Humana Retirement and Savings Plan and the equivalent of 188 shares of Common Stock in the Supplemental Executive Retirement and Savings Plan, and also has stock options to purchase 56,673 shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation and bylaws, as amended, include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992, and the correction of March 23, 1992 (incorporated herein by reference to Exhibit 4(i) to Humana Inc.’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-49305) filed February 2, 1994).

4.2	Bylaws of Humana Inc., as amended on January 4, 2007 (incorporated herein by reference to Exhibit 3 to Humana Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006).

5.1*	Opinion of counsel as to the validity of the securities registered herein.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)

99.1*	Humana Retirement and Savings Plan.

99.2*	Amendment No. 1 to the Humana Retirement and Savings Plan.

99.3*	Humana Puerto Rico 1165(e) Retirement Plan.

99.4*	Amendment No. 1 to the Humana Puerto Rico 1165(e) Retirement Plan.

*	Filed herewith.

The Registrant has submitted the Humana Retirement and Savings Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Humana Retirement and Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

The Registrant will submit the Humana Puerto Rico 1165(e) Retirement Plan and any amendments thereto to the Treasury Department of the Commonwealth of Puerto Rico in a timely manner and will make all changes required by the Treasury Department of the Commonwealth of Puerto Rico in order to qualify the Humana Puerto Rico 1165(e) Retirement Plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Lousville, Commonwealth of Kentucky, on October 29, 2009.

HUMANA INC.

/S/ JAMES H. BLOEM
By:	James H. Bloem
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ DAVID A. JONES, JR.	Chairman of the Board	October 29, 2009
David A. Jones, Jr.

/S/ MICHAEL B. MCCALLISTER	Director, President and Chief Executive Officer	October 29, 2009
Michael B. McCallister	(Principal Executive Officer)

/S/ JAMES H. BLOEM	Senior Vice President, Chief Financial	October 29, 2009
James H. Bloem	Officer and Treasurer
(Principal Financial Officer)

/S/ STEVEN E. MCCULLEY	Vice President and Controller	October 29, 2009
Steven E. McCulley	(Principal Accounting Officer)

/S/ FRANK A. D’AMELIO	Director	October 29, 2009
Frank A. D’Amelio

/S/ W. ROY DUNBAR	Director	October 29, 2009
W. Roy Dunbar

/S/ KURT J. HILZINGER	Director	October 29, 2009
Kurt J. Hilzinger

/S/ WILLIAM J. MCDONALD	Director	October 29, 2009
William J. McDonald

/S/ WILLIAM E. MITCHELL	Director	October 29, 2009
William E. Mitchell

/S/ JAMES J. O’BRIEN	Director	October 29, 2009
James J. O’Brien

/S/ MARISSA T. PETERSON	Director	October 29, 2009
Marissa T. Peterson

/S/ W. ANN REYNOLDS	Director	October 29, 2009
W. Ann Reynolds

Pursuant to the requirements of the Securities Act, the administrator of the Plans, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky, on October 29, 2009.

HUMANA RETIREMENT AND SAVINGS PLAN

HUMANA PUERTO RICO 1165(e) RETIREMENT PLAN

By:	/S/ JAMES H. BLOEM
Name:	James H. Bloem
Title:	Member of the Humana Retirement Plans Committee, Plan Administrator of Humana Retirement and Savings Plan and Humana Puerto Rico 1165(e) Retirement Plan

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992, and the correction of March 23, 1992 (incorporated herein by reference to Exhibit 4(i) to Humana Inc.’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-49305) filed February 2, 1994).

4.2	Bylaws of Humana Inc., as amended on January 4, 2007 (incorporated herein by reference to Exhibit 3 to Humana Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006)

5.1*	Opinion of counsel as to the validity of the securities registered herein.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)

99.1*	Humana Retirement and Savings Plan.

99.2*	Amendment No. 1 to the Humana Retirement and Savings Plan.

99.3*	Humana Puerto Rico 1165(e) Retirement Plan.

99.4*	Amendment No. 1 to the Humana Puerto Rico 1165(e) Retirement Plan.

*	Filed herewith.

The Registrant has submitted the Humana Retirement and Savings Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Humana Retirement and Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

The Registrant will submit the Humana Puerto Rico 1165(e) Retirement Plan and any amendments thereto to the Treasury Department of the Commonwealth of Puerto Rico in a timely manner and will make all changes required by the Treasury Department of the Commonwealth of Puerto Rico in order to qualify the Humana Puerto Rico 1165(e) Retirement Plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended.